Exhibit 23.5

The Directors	6 February 2026
Gravity Supply Chains Holdings Pte. Ltd
111 Somerset Road, #08-10A
111 Somerset
Singapore 238164

Dear Sir/Madam

Gravity AI (the “Company)

We have acted as English legal counsel to the Company in relation to the preparation and filing of registration statement on Form F-1 filed with the United States Securities and Exchange Commission (the “SEC”), including all the amendments or supplements thereto to date (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

We hereby give our written consent to the inclusion of our name on the Registration Statement. In giving such consent, we do not admit that we are an “expert” under the meaning of the Securities Act or that we otherwise are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully

Partner
For and on behalf of
Hill Dickinson LLP

Hill Dickinson LLP

The Broadgate Tower

20 Primrose Street

London

EC2A 2EW

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